Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ACQUIRES GARDIA MEDICAL LTD.’S WIRION™ EMBOLIC PROTECTION SYSTEM

CSI to Commercialize Product upon Successful Manufacturing Transfer

St. Paul, Minn., August 5, 2019 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, announced today that it has acquired the WIRION Embolic Protection System and related assets from Gardia Medical Ltd., a wholly owned Israeli subsidiary of Allium Medical Solutions Ltd. (TASE: ALMD).

The device, which received CE Mark in June 2015 and FDA clearance in March 2018, is a distal embolic protection filter used to capture debris that can be associated with all types of peripheral vascular intervention (PVI) procedures. Physicians typically use embolic protection devices in vessels located above the knee with long lesions, high plaque burden and poor run off.

Dr. Ehrin Armstrong, Professor of Medicine at the University of Colorado, said, “The use of an embolic protection device during peripheral interventions where the risk of embolization is higher provides assurance and protection from procedural complications.”

The WIRION System is easier to use and more versatile than other available embolic protection systems because it can be used with any .014” guidewire and for all types of peripheral interventions. In addition, the WIRION System is the only embolic protection device indicated for use with any atherectomy system. The WISE LE study also demonstrated a major adverse event (MAE) rate of 1.9%, which is lower than any other previously reported rates with other embolic filters. Importantly, no clinically significant distal embolization was observed when the WIRION System was used.

Asaf Alperovitz, Chief Executive Officer of Allium Medical Solutions, said, “Allium Medical’s mission is to develop innovative products to improve outcomes for patients around the world.  We believe the WIRION System from Gardia Medical, one of our portfolio companies, will be highly synergistic with CSI’s growing portfolio of products.  We will continue to partner with CSI to execute a timely manufacturing transfer and get the product in the hands of physicians."

Scott Ward, CSI Chairman, President and Chief Executive Officer, said, “The acquisition of the WIRION System further supports our commitment and mission of building a comprehensive portfolio of differentiated products aimed at saving limbs and improving outcomes for patients undergoing complex peripheral interventions.”

CSI plans to commercialize the WIRION System in the United States following the transfer of manufacturing from Gardia Medical. CSI expects the manufacturing transfer to be completed after a 12- to 15-month transition period. Gardia will retain the rights to the WIRION System for angioplasty and stenting procedures in the carotid arteries.

About WISE LE
WISE LE (WIRION™ EPS in Lower Extremities Arteries) was a multicenter study, performed in the United States and Germany and included all commercially-available atherectomy systems. The primary endpoint was freedom from major adverse events (MAEs) occurring within 30 days post-procedure and was

Cardiovascular Systems, Inc.
August 5, 2019

compared with an objective performance goal derived from historical atherectomy trials. MAE was defined as a serious adverse event that resulted in death, acute myocardial infarction, thrombosis, pseudoaneurysm, dissection (grade C or greater), or clinical perforation at the filter location, clinically relevant distal embolism, unplanned amputation, or clinically driven target vessel revascularization. The study also included a histopathological analysis of debris captured by the filter during the procedures.

About Gardia Medical Ltd. and Allium Medical Solutions Ltd.
Gardia Medical Ltd. develops specialized catheter-based delivery systems to Deliver, Lock and Deploy devices on any guidewire, anywhere on the wire, in minimally-invasive interventional procedures. Allium Medical Solutions Ltd. develops, manufactures and markets minimally invasive products internationally in various medical disciplines. These innovative products serve the need for minimally invasive interventions benefitting the patient by improving their recovery process and shortening it. Allium Medical Solutions’ products are used by physicians to treat a wide range of diseases and patients worldwide.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s OAS treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. Over 450,000 of CSI’s devices have been sold to leading institutions worldwide.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding CSI’s acquisition of the WIRION system; the benefits of the WIRION system; the anticipated period of manufacturing transfer; and the plans to commercialize the WIRION system, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, unanticipated developments during the manufacturing transfer process; regulatory developments; the effectiveness of the WIRION system; the experience of physicians regarding the effectiveness and reliability of products sold by CSI; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

WIRION™Embolic Protection System:
The WIRION™ is indicated for use as an embolic protection system to contain and remove embolic material (thrombus/debris) while performing angioplasty and stenting procedures in the carotid arteries and atherectomy in calcified lesions of the lower extremities. The diameter of the vessel at the site of the filter basket placement should be between 3.5mm to 6.0mm. WIRION™ may be used with commercially available 0.014” guidewires.

Cardiovascular Systems, Inc.
August 5, 2019

Contraindications

•	Patients with severe allergy to Heparin

•	Patients with uncorrected bleeding disorder

•	Patients in whom anticoagulant and antiplatelet therapy is contraindicated.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla: Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
# # #